Exhibit 99.34

Sangui BioTech International, Inc.
1393 North Bennett Circle
Farmington, Utah 84025

c/o SanguiBioTech GmbH
Alfred-Herrhausen-Str. 44
58455 Witten

Sangui Body Gel Sales Start in Argentina

Distributor Plans to Tackle Other South American Markets

Witten, Germany, March 15, 2006, Sangui's body gel is ready to enter the South American markets, Argentinian distributor ATS reports. 100 kg of the leading edge anti-cellulite formulation have been bottled. Launch marketing and sales are scheduled to start by the end of March, 2006. The product is offered under the PURE MO2ISTURE brand name. “Pre-marketing response was very promising”, ATS Managing Director Jorge Kosanich says. “Consumers like the silky feel of the gel and appreciate the skin elasticity improvement. We feel confident that a successful start in Argentina will boost our plans to address entire South America and Mexico over the next year.”

SanguiBioTech GmbH is a wholly owned subsidiary of Sangui BioTech International, Inc. (www.pinksheets.com: SGBI).

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projection of results of operation or financial condition or state other “forward-looking” information.  These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The forward-looking information is based on various factors and is derived using numerous assumptions.  Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirement.

Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements.  Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.